SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                         -------------------------

                                 FORM 8-K

                              CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE

                SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                     Date of Report: July 6, 1998



                             F.N.B. CORPORATION
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)


     Pennsylvania                0-8144            25-1255406
-----------------------       -----------       ---------------
 (State of Incorporation)     (Commission        (IRS Employer
                              File Number)    Identification No.)





       One F.N.B. Blvd., Hermitage, Pennsylvania        16148
       -----------------------------------------       -------
       (Address of principal executive offices)       (Zip code)


                               (724) 981-6000
            ----------------------------------------------------
             (Registrant's telephone number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.        OTHER EVENTS

               On May 29, 1998, F.N.B. Corporation (the Corporation) completed its acquisition of Seminole Bank. Accordingly, the Corporation's Supplemental Consolidated Financial Statements and Related Management's Discussion and
               Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to this merger using the pooling of interests method of accounting. Such supplemental consolidated financial statements will become the historical consolidated financial statements when the Corporation reports second quarter 1998 results. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 and Management's Discussion and Analysis.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (C). Exhibits (all filed herewith)

                    Exhibit 23.1 Consent of Ernst & Young LLP

                    Exhibit 23.2 Consent of Hill, Barth & King, Inc.

                    Exhibit 23.3 Consent of PricewaterhouseCoopers LLP

                    Exhibit 23.4 Consent of Hacker, Johnson, Cohen & Grieb PA

                    Exhibit 27.1 Financial Data Schedule for the years
                                 ended December 31, 1997, 1996 and 1995

                    Exhibit 27.2 Financial Data Schedule for the quarterly
                                 periods in the year ended December 31, 1997

                    Exhibit 27.3 Financial Data Schedule for the quarterly
                                 periods in the year ended December 31, 1996

                    Exhibit 99.1 Supplemental Consolidated Financial
                                 Statements for the years ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors and Management's Discussion and Analysis

                    Exhibit 99.2 Report of Independent Auditors Hill,
                                 Barth & King, Inc. for the 1996 and
                                 1995 Audits of Southwest Banks, Inc.

                    Exhibit 99.3 Report of Independent Auditors
                                 Coopers & Lybrand L.L.P. for the 1996
                                 and 1995 Audits of West Coast Bancorp, Inc.

                    Exhibit 99.4 Report of Independent Auditors Hacker,
                                 Johnson, Cohen & Grieb PA for the 1997,
                                 1996 and 1995 Audits of Seminole Bank

                                     Signatures
                                     ----------

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     F.N.B. CORPORATION
                                     (Registrant)



                                     By:    /s/JOHN D. WATERS
                                            --------------------------
                                     Name:  John D. Waters
                                     Title: Vice President and
                                            Chief Financial Officer

Dated: July 6, 1998

EXHIBIT INDEX


23.1        Consent of Ernst & Young LLP

23.2        Consent of Hill, Barth & King, Inc.

23.3        Consent of PricewaterhouseCoopers LLP

23.4        Consent of Hacker, Johnson, Cohen & Grieb PA

27.1        Financial Data Schedule for the years ended December 31,
            1997, 1996 and 1995

27.2 Financial Data Schedule for the quarterly periods in the year ended December 31, 1997

27.3 Financial Data Schedule for the quarterly periods in the year ended December 31, 1996

99.1 Supplemental Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors and Management's Discussion and Analysis

99.2        Report of Independent Auditors Hill, Barth & King, Inc.
            for the 1996 and 1995 Audits of Southwest Banks, Inc.

99.3        Report of Independent Auditors Coopers & Lybrand L.L.P.
            for the 1996 and 1995 Audits of West Coast Bancorp, Inc.

99.4 Report of Independent Auditors Hacker, Johnson, Cohen & Grieb PA for the 1997, 1996 and 1995 Audits of Seminole Bank

                                                          EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

     1)   Registration Statement on Form S-8 relating to F.N.B.
          Corporation 1990 Stock Option Plan (File #33-78114).

     2)   Registration Statement on Form S-8 relating to F.N.B.
          Corporation Restricted Stock Bonus Plan (File #33-78134).

     3)   Registration Statement on Form S-8 relating to F.N.B.
          Corporation 1996 Stock Option Plan (File #333-03489).

     4)   Registration Statement on Form S-8 relating to F.N.B.
          Corporation Restricted Stock and Incentive Bonus Plan (File
          #333-03493).

     5)   Registration Statement on Form S-8 relating to F.N.B.
          Corporation Directors Compensation Plan (File #333-03495).

     6)   Registration Statement on Form S-8 relating to F.N.B.
          Corporation 401(k) Plan (File #333-03503).

     7) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

     8) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

     9) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #333-31909).

    10) Registration Statement on Form S-3 relating to the Voluntary Dividend Reinvestment and Direct Stock Purchase Plan (File #333-46581).

    11) Registration Statement on Form S-8 relating to stock options assumed in the acquisition of Mercantile Bank of Southwest Florida (File #333-42333).

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated June 11, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Current Report on Form 8-K.

                                                /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
July 2, 1998

                                                         EXHIBIT 23.2


        CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the registration statements of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134,
333-03489, 333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and
333-42333) and to the use in this Current Report of F.N.B. Corporation on Form 8-K of our report dated January 22, 1997, on our audits of the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the Supplemental Consolidated Financial Statements for the years ended December 31, 1996 and 1995, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.



                                             /s/Hill, Barth & King, Inc.
                                             Certified Public Accountants


Naples, Florida
July 2, 1998

                                                          EXHIBIT 23.3

                   CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134,
333-03489, 333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and
333-42333) of our report dated January 24, 1997 on our audits of the consolidated financial statements of West Coast Bancorp, Inc. for the years ended December 31, 1996 and 1995, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.


/s/PRICEWATERHOUSECOOPERS LLP
Tampa, Florida
July 2, 1998

                                                          EXHIBIT 23.4


                  CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-
31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134,
333-03489, 333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and
333-42333) of our report dated January 9, 1998 on our audits of the financial statements of Seminole Bank at December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.


/s/HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
July 2, 1998

                                                          EXHIBIT 99.1



                   Supplemental Consolidated Financial Statements
                      and Management's Discussion and Analysis

                        F.N.B. Corporation and Subsidiaries

                   Years ended December 31, 1997, 1996 and 1995
                       with Report of Independent Auditors

                        F.N.B. CORPORATION AND SUBSIDIARIES

                  SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                      AND MANAGEMENT'S DISCUSSION AND ANALYSIS

                    Years ended December 31, 1997, 1996 and 1995



                                      CONTENTS



Report of Independent Auditors..................................... 1

Supplemental Consolidated Financial Statements

     Supplemental Consolidated Balance Sheet................ 2
     Supplemental Consolidated Income Statement............. 3
     Supplemental Consolidated Statement of
      Stockholders' Equity.................................. 4
     Supplemental Consolidated Statement of Cash Flows...... 5
     Notes to Supplemental Consolidated Financial
       Statements........................................... 6


Supplemental Selected Financial Data.............................. 30

Supplemental Quarterly Earnings Summary........................... 31

Management's Discussion and Analysis of Financial Conditions and
    Results of Operations......................................... 32

                     REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the supplemental consolidated balance sheets of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31,
1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and Seminole Bank on May 29, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.
We did not audit the financial statements of Seminole Bank, which statements reflect total assets constituting approximately 3% for 1997 and net income constituting approximately 3% for 1997, of the related supplemental consolidated financial statement totals. We did not audit the financial statements of Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary or Seminole Bank, which statements reflect total assets constituting approximately 30% for 1996 and net income constituting approximately 9% and 16% for 1996 and 1995, respectively, of the related supplemental consolidated financial statements totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary and Seminole Bank, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Seminole Bank, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                    /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
June 11, 1998

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                      1997         1996
                                              ----------   ----------

ASSETS
Cash and due from banks.......................$   99,634   $  114,610
Interest bearing deposits with banks..........     4,081        1,792
Federal funds sold............................    30,564       13,542
Mortgage loans held for sale..................     6,536       10,863
Securities available for sale.................   443,711      334,208
Securities held to maturity (fair value of
  $133,716 and $184,343)......................   133,409      185,222
Loans, net of unearned
  income of $20,532 and $24,096............... 2,022,447    1,845,536
Allowance for loan losses.....................   (29,066)     (29,387)
                                              ----------   ----------
  NET LOANS................................... 1,993,381    1,816,149
Premises and equipment........................    67,906       51,440
Other assets .................................    71,308       51,652
                                              ----------   ----------
                                              $2,850,530   $2,579,478
                                              ==========   ==========

LIABILITIES
Deposits:
  Non-interest bearing....................... $  281,759   $  251,288
  Interest bearing...........................  2,085,068    1,902,553
                                              ----------   ----------
  TOTAL DEPOSITS.............................  2,366,827    2,153,841
Other liabilities............................     39,287       36,374
Short-term borrowings........................    123,752      116,126
Long-term debt...............................     72,246       58,179
                                              ----------   ----------
    TOTAL LIABILITIES .......................  2,602,112    2,364,520



STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 287,500 and 352,531 shares
  Aggregate liquidation
    value - $7,188 and $8,813................      2,875        3,525
Common Stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 16,187,938 and 14,735,322 shares..     32,376       29,471
Additional paid-in capital...................    124,901      107,072
Retained earnings............................     86,632       73,788
Net unrealized securities gains..............      5,262        2,589
Treasury stock - 113,592 and 62,723
  shares at cost.............................     (3,628)      (1,487)
                                              ----------   ----------
    TOTAL STOCKHOLDERS' EQUITY...............    248,418      214,958
                                              ----------   ----------
                                              $2,850,530   $2,579,478
                                              ==========   ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31                      1997      1996      1995
                                          --------  --------  --------
INTEREST INCOME
Loans, including fees................     $174,999  $164,829  $154,146
Securities:
  Taxable............................       26,391    24,308    23,653
  Nontaxable.........................        2,302     2,323     2,000
  Dividends..........................        1,137     1,097       928
Other................................        3,999     3,093     3,211
                                          --------  --------  --------
    TOTAL INTEREST INCOME............      208,828   195,650   183,938
INTEREST EXPENSE
Deposits.............................       79,993    74,289    70,852
Short-term borrowings................        6,275     3,915     5,457
Long-term debt.......................        3,746     4,384     3,269
                                           -------   -------   -------
    TOTAL INTEREST EXPENSE...........       90,014    82,588    79,578
    NET INTEREST INCOME..............      118,814   113,062   104,360
Provision for loan losses............       11,003     9,941     7,281
                                           -------   -------   -------
    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES........      107,811   103,121    97,079
NON-INTEREST INCOME
Insurance commissions and fees.......        3,983     4,116     4,284
Service charges......................       12,799    12,076    11,317
Trust................................        1,465     1,461     1,390
Gain on sale of securities...........        1,252       788       482
Gain on sale of loans................        1,730       961       670
Other................................        3,369     2,289     2,263
                                          --------  --------  --------
    TOTAL NON-INTEREST INCOME........       24,598    21,691    20,406
                                          --------  --------  --------
                                           132,409   124,812   117,485
NON-INTEREST EXPENSES
Salaries and employee benefits.......       49,278    44,185    40,375
Net occupancy........................        7,216     7,099     7,004
Amortization of intangibles..........        1,584     1,047     1,246
Equipment............................        7,091     6,607     5,935
Deposit insurance....................          865     1,126     3,310
Recapitalization of Savings
  Association Insurance Fund.........                  3,176
Promotional..........................        2,334     2,679     3,270
Insurance claims paid................        1,867     1,707     1,738
Other................................       23,592    24,900    20,522
                                          --------  --------  --------
    TOTAL NON-INTEREST EXPENSES......       93,827    92,526    83,400
                                          --------  --------  --------
    INCOME BEFORE INCOME TAXES.......       38,582    32,286    34,085
Income taxes                                12,243    10,798    11,272
    INCOME BEFORE EXTRAORDINARY ITEMS       26,339    21,488    22,813
Gain on sale of subsidiary and branches,
  net of tax of $4,743.................      8,809
                                          --------  --------  --------
    NET INCOME.........................   $ 35,148  $ 21,488  $ 22,813
                                          ========  ========  ========

Earnings Per Common Share
    BASIC                                   $2.12      $1.28     $1.36
                                            =====      =====     =====
    DILUTED                                 $2.01      $1.24     $1.32
                                            =====      =====     =====

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data


                                                            NET       EMPLOYEE
                                  ADDITIONAL             UNREALIZED     STOCK
           PREFERRED    COMMON     PAID-IN    RETAINED   SECURITIES   OWNERSHIP  TREASURY
             STOCK       STOCK     CAPITAL    EARNINGS GAINS(LOSSES)     PLAN      STOCK
           ---------  ---------   ---------  --------- -------------  ---------  ---------
BALANCE AT
JANUARY 1,
1995         $4,563     $26,869   $ 88,702    $60,132       $ (849)      $(141)   $  (309)
Net income                                     22,813
Cash
 dividends
 declared:
  Preferred
   stock                                         (849)
  Common stock
   $.33 per
   share
   (F.N.B.)
   and $.20
   per share (WCBI)                            (3,489)
Purchase of
 common stock                                                                      (1,447)
Issuance of
 common stock                75        389                                          1,292
Stock dividend            1,071      7,614     (8,691)
Conversion of
 preferred
 stock          (47)         85        502
Obligation
 under
 ESOP plan                                                                (248)
Change in
 net
 unrealized
 securities
 gains
 (losses)                                                    4,080
           ---------   ---------  ---------  --------- -----------   ---------  ----------
BALANCE
AT
DECEMBER
31, 1995      4,516      28,100     97,207     69,916        3,231        (389)      (464)
Net income                                     21,488
Cash
 dividends
 declared:
  Preferred
   stock                                         (766)
  Common
   stock $.60
   per share
   (F.N.B.) and
   $.23 per
   share (WCBI)                                (6,123)
Purchase
 of common
 stock                                                                             (3,421)
Issuance
 (retirement)
 of common
 stock                      (44)      (438)                                         2,398
Stock
 dividend                 1,016      9,711    (10,727)
Conversion
 of
 preferred
 stock         (991)        399        592
Obligation
 under
 ESOP
 plan                                                                      389
Change in
 net
 unrealized
 securities
 gains
 (losses)                                                     (642)
          ----------  ---------   --------  ---------   ----------    --------   ---------
BALANCE
AT
DECEMBER
31, 1996      3,525      29,471    107,072     73,788        2,589           0     (1,487)
Net
 income                                        35,148
Cash
 dividends
 declared:
  Preferred
   stock                                         (588)
  Common
   stock $.63
   per share
   (F.N.B.) and
   $.12 per
   share (WCBI)                                (8,990)
Purchase
 of common
 stock                                                                             (7,688)
Issuance of
 common
 stock                       47        131       (497)                              5,547
Issuance
 of common
 stock
 for
 acquisition              1,260      2,240      4,177
Stock
 dividend                 1,332     15,074    (16,406)
Conversion
 of
 preferred
 stock         (650)        266        384
Change in
 net
 unrealized
 securities
 gains
 (losses)                                                    2,673
          ----------   --------  ---------  ---------   ----------    --------   ---------
BALANCE
AT
DECEMBER
31, 1997     $2,875     $32,376   $124,901    $86,632       $5,262       $   0    $(3,628)
          ==========   ========  =========  =========   ==========    ========  =========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands

Year Ended December 31                        1997       1996       1995
                                           ---------  ---------  ---------
OPERATING ACTIVITIES
Net income............................     $  35,148  $  21,488  $  22,813
Adjustments to
 reconcile net income to net
 cash provided by operating
 activities:
    Depreciation and amortization.....         7,373      6,466      6,768
    Provision for loan losses.........        11,003      9,941      7,281
    Provision for valuation
     allowance on other real
     estate owned.....................           540        664        100
    Deferred taxes....................        (1,383)    (1,827)      (708)

    Gain on securities
     available for sale...............        (1,252)      (788)      (482)
    Gain on sale of loans.............        (1,730)      (961)      (670)
    Extraordinary gains on
     sales of subsidiary and
     branches, net of tax.............        (8,809)
    Proceeds from sale of loans.......       115,998     72,459     65,312
    Loans originated for sale.........      (110,382)   (64,694)   (65,407)
Net change in:
      Interest receivable.............        (2,530)     1,310     (1,793)
      Interest payable................         1,774        617      1,985
    Other, net........................         4,760      6,535      5,257
                                           ---------  ---------  ---------
        Net cash flows from
         operating activities.........        50,510     51,210     40,456

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks        (2,311)     3,097       (524)
  Federal funds sold..................        (6,922)    57,326    (50,286)
  Loans...............................      (181,940)  (199,048)  (112,400)
Securities available for sale:
  Purchases...........................      (258,447)  (193,542)  (131,985)
  Sales...............................        39,692     43,167     10,045
  Maturities..........................       143,850    111,742     91,474
Securities held to maturity:
  Purchases...........................        (9,101)   (47,272)   (49,615)
  Maturities..........................        58,023     45,748     78,762
Increase in premises and equipment....       (18,738)   (12,445)    (7,474)

Net cash paid for mergers,
 acquisitions and divestiture.........       (50,362)
                                           ---------  ---------  ---------
      Net cash flows from
       investing activities...........      (286,256)  (191,227)  (172,003)


FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits,
   savings and NOW....................       118,800     97,971      8,811
  Time deposits.......................       103,250     16,810    158,988
  Short-term borrowings...............        (3,390)    40,409    (14,065)
Increase in long-term debt............        44,010     32,899      9,274
Decrease in long-term debt............       (29,862)   (25,504)   (15,104)
Net acquisition of treasury stock.....        (2,460)    (1,504)       309
Cash dividends paid...................        (9,578)    (6,889)    (4,343)
                                           ---------  ---------  ---------
      Net cash flows from
      financing activities............       220,770    154,192    143,870
                                           ---------  ---------  ---------
NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS.............       (14,976)    14,175     12,323
Cash and cash equivalents
 at beginning of year.................       114,610    100,435     88,112
                                           ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR   $  99,634  $ 114,610  $ 100,435
                                           =========  =========  =========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The supplemental consolidated financial statements give retroactive effect to the merger of Seminole Bank (Seminole) with and into F.N.B. Corporation (F.N.B. or the Corporation). The merger, which was consummated on May 29, 1998, resulted in the Corporation issuing a total of 855,450 shares of common stock. The transaction has been accounted for on a pooling-of-interests basis, and the financial statements are presented as if the merger had been consummated for all the periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the Corporation's consolidated financial statements for the quarter ended June 30, 1998.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania. As of May 31, 1998, it operated 9 banks through 76 offices and a consumer finance company through 35 offices in Pennsylvania, Florida, Ohio and New York.

BASIS OF PRESENTATION:
  The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

USE OF ESTIMATES:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

MORTGAGE LOANS HELD FOR SALE:
 Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:
  Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. While on non-accrual, contractual interest payments are applied against principal until the loan is restored to accrual status. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

PREMISES AND EQUIPMENT:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

OTHER REAL ESTATE OWNED:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

AMORTIZATION OF INTANGIBLES:
 Goodwill is being amortized over 15 years on the straight-line method and core deposit intangibles are being amortized on accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

INCOME TAXES:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:
  Earnings and cash dividends per share have been adjusted for common stock dividends.

  In 1997, the Financial Accounting Standards Board issued Statement No.
128 (FAS No. 128), "Earnings per Share." FAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform to the FAS No. 128 requirements.

  Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

CASH EQUIVALENTS:
  The Corporation considers cash and due from banks as cash and cash equivalents.

NEW ACCOUNTING STANDARDS:
  FAS No. 130, "Reporting Comprehensive Income," establishes new standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non shareholder sources, such as changes in net unrealized securities gains. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the Corporation's fiscal year ending December 31, 1998. Application of this statement will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

  FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. It requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. This statement is effective for the Corporation's fiscal year ending December 31, 1998.

MERGERS, ACQUISITIONS AND DIVESTITURES

  On May 29, 1998, the Corporation completed its affiliation with Seminole Bank, headquartered in Seminole, Florida, with assets totaling $92.2 million. Under the terms of the merger agreement, each outstanding share of Seminole's common stock was converted into 1.530 shares of the Corporation's common stock. A total of 855,450 shares of the Corporation's common stock were issued. Seminole was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNB Florida), formerly Indian Rocks National Bank, in Largo, Florida. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

YEAR ENDED DECEMBER 31, 1997                   F.N.B.     SEMINOLE
                                             ---------    --------
Net interest income.....................      $111,030      $3,771
Net income..............................        33,123         653

  On April 6, 1998, the Corporation signed a definitive merger agreement with Citizens Bank & Trust (Citizens), a community bank headquartered in Clearwater, Florida with assets of $116.0 million. The merger agreement calls for an exchange of 1.515 shares of the Corporation's common stock for each share of Citizens Holding Company, parent company of Citizens, common stock. The Corporation anticipates issuing approximately 1,025,344 shares of its common stock. Citizens will be merged into an existing subsidiary of the Corporation, FNB Florida. The transaction, which is expected to close during the third quarter of 1998 pending regulatory and shareholder approval, is expected to be accounted for as a pooling-of-interests.

  On January 20, 1998, the Corporation completed its affiliation with West Coast Bank (West Coast), headquartered in Sarasota, Florida, with assets totaling $107.4 million. Under the terms of the merger agreement, each outstanding share of West Coast's common stock was converted into 1.0 share of the Corporation's common stock. A total of 585,263 shares of the Corporation's common stock were issued. Results for prior years have been restated to reflect this acquisition as a pooling-of-interests.
The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

YEAR ENDED DECEMBER 31, 1997                F.N.B.   WEST COAST
                                          ---------  ----------
Net interest income......................  $111,030      $4,013
Net income...............................    33,123         879

  On November 21, 1997, the Corporation completed the sale of three Belmont County, Ohio branches of its subsidiary, Metropolitan National Bank, to Citizens Bancshares, Inc., a bank holding company headquartered in Salineville, Ohio. The sale resulted in the Corporation recognizing a $3.6 million after-tax extraordinary gain.

  On November 20, 1997, the Corporation purchased all of the assets and liabilities of Mercantile Bank of Southwest Florida (Mercantile), a bank located in Naples, Florida. The Corporation paid $17.72 per share for each of the 766,681 outstanding shares of Mercantile's common stock. Mercantile was merged into another affiliate of the Corporation, First National Bank of Naples, headquartered in Naples, Florida. The transaction was accounted for as a purchase. As a result of the purchase, the Corporation acquired assets of $121.7 million, including goodwill to $7.1 million and core deposit intangibles amounting to $595,000, and assumed liabilities of $108.2 million. Unaudited pro forma results of operations for the Corporation as if Mercantile was acquired on January 1, 1995 are as follows (in thousands, except per share data):

YEAR ENDED DECEMBER 31                         1997      1996      1995
                                             --------  --------  --------
Net interest income.......................   $121,532  $115,776  $106,638
Net income................................     34,030    21,355    22,528
Net income per common share (Basic).......       2.05      1.27      1.36

  On October 17, 1997, the Corporation completed its affiliation with FNB Florida, a community bank headquartered in Largo, Florida with assets of $80.9 million. Under the terms of the merger agreement, each outstanding share of FNB Florida's common stock was converted into 1.8 shares of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 630,000 shares of the Corporation's common stock were issued. The merger has been accounted for as a pooling-of-interests, except that financial statements were not restated due to immateriality. FNB Florida's results of operations since October 17, 1997 are included in the Corporation's consolidated assets.

  On June 30, 1997, the Corporation completed the sale of its subsidiary, Bucktail Bank and Trust Company (Bucktail), to Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. Under the sales agreement, Sun issued 565,384 shares of Sun's common stock, having an estimated value of $17.6 million, in exchange for 100% ownership of Bucktail. At consummation, Bucktail had assets of $124.6 million and liabilities of $115.3 million. The sale resulted in the Corporation recognizing a $5.2 million after-tax extraordinary gain. The Corporation has reflected its original ownership interest as well as subsequent purchases of Sun common stock as an equity investment included in other assets. At December 31, 1997, the Corporation's investment in Sun is accounted for using the equity method and had a market value totaling $33.3 million and a carrying value totaling $20.2 million. The Corporation recognized equity earnings from Sun totaling $621,000 for the year ended December 31, 1997.

  On April 18, 1997, the Corporation completed its affiliation with West Coast Bancorp, Inc. (WCBI), a bank holding company headquartered in Cape Coral, Florida, with assets totaling approximately $181.0 million. Under the terms of the merger agreement, each outstanding share of WCBI's common stock was converted into .794 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 1,197,128 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

QUARTER ENDED MARCH 31, 1997                 F.N.B.     WCBI
                                           ---------  --------
Net interest income...................       $25,800    $1,779
Net income............................         6,653       135

  On January 21, 1997, the Corporation completed its affiliation with Southwest Banks, Inc. (Southwest), a bank holding company headquartered in Naples, Florida, with assets totaling $528.8 million. Under the terms of the merger agreement, each outstanding share of Southwest's common stock was converted into .819 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 2,851,907 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

YEAR ENDED DECEMBER 31, 1996                F.N.B.     SOUTHWEST
                                           --------    ---------
Net interest income....................     $80,744      $17,953
Net income.............................      18,433          805

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows (in thousands):

  Securities available for sale:
                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED UNREALIZED    FAIR
December 31, 1997                  COST      GAINS      LOSSES      VALUE
                                ---------  ---------  ----------  ---------
U.S. Treasury and other
 U.S. Government
 agencies and corporations....  $ 294,561  $     925  $    (251)  $ 295,235
Mortgage-backed securities of
 U.S. Government agencies.....    117,723        485       (146)    118,062

Other debt securities.........      5,031        107                  5,138
                                ---------  ---------  ---------   ---------
    TOTAL DEBT SECURITIES.....    417,315      1,517       (397)    418,435
Equity securities.............     18,288      7,002        (14)     25,276
                                ---------  ---------  ---------   ---------
                                $ 435,603  $   8,519  $    (411)  $ 443,711
                                =========  =========  =========   =========

                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED UNREALIZED   FAIR
December 31, 1996                  COST      GAINS      LOSSES     VALUE
                                ---------  ---------  ---------  ----------
U.S. Treasury and other
 U.S. Government
 agencies and corporations....  $ 268,743  $     437  $    (814)  $ 268,366
Mortgage-backed securities of
 U.S. Government agencies.....     44,334        632       (176)     44,790
Other debt securities.........      2,000                   (16)      1,984
                                 --------  ---------  ---------  ----------
    TOTAL DEBT SECURITIES.....    315,077      1,069     (1,006)    315,140
Equity securities.............     15,140      3,942        (14)     19,068
                                ---------  ---------  ---------   ---------
                                $ 330,217  $   5,011  $  (1,020)  $ 334,208
                                =========  =========  =========   =========

                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED UNREALIZED    FAIR
December 31, 1995                 COST       GAINS      LOSSES      VALUE
                                ---------  ---------  ---------   ---------
U.S. Treasury and other
 U.S. Government
 agencies and corporations....  $ 248,161  $   1,775  $    (144)  $ 249,792
Mortgage-backed securities of
 U.S. Government agencies.....     26,679        184       (130)     26,733
Other debt securities.........      2,000                    (5)      1,995
                                ---------   --------  ---------   ---------

    TOTAL DEBT SECURITIES.....    276,840      1,959       (279)    278,520
                                ---------  ---------  ---------   ---------
Equity securities.............     14,005      3,304                 17,309
                                ---------  ---------  ---------   ---------
                                $ 290,845  $   5,263  $    (279)  $ 295,829
                                =========  =========  =========   =========

  Securities held to maturity:

                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED  UNREALIZED    FAIR
December 31, 1997                 COST       GAINS       LOSSES      VALUE
                                ---------  ---------   ---------   --------
U.S. Treasury and other
 U.S. Government
 agencies and corporations....  $  20,501  $      88  $     (17)  $  20,572
States of the U.S.
 and political
 subdivisions.................     51,713        391        (41)     52,063
Mortgage-backed securities of
 U.S. Government agencies.....     60,342        106       (222)     60,226
Other debt securities.........        853          6         (4)        855
                                ---------  ---------  ---------   ---------
                                $ 133,409  $     591  $    (284)  $ 133,716
                                =========  =========  =========   =========

                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED UNREALIZED    FAIR
December 31, 1996                 COST       GAINS      LOSSES      VALUE
                                ---------  ---------- ----------  ---------
U.S. Treasury and other
 U.S. Government
 agencies and corporations....  $  19,568  $      71  $     (26)    $19,613
States of the U.S. and
 political subdivisions.......     56,819        160       (443)     56,536
Mortgage-backed securities of
 U.S. Government agencies.....    107,647        108       (749)    107,006
Other debt securities.........      1,188          5         (5 )     1,188
                                ---------  ---------  ----------  ---------
                                $ 185,222  $     344   $  (1,223) $ 184,343
                                =========  =========   =========  =========

                                               GROSS       GROSS
                                AMORTIZED    UNREALIZED  UNREALIZED   FAIR
December 31, 1995                 COST         GAINS       LOSSES    VALUE
                                ---------    ----------  --------- ---------
U.S. Treasury and other
 U.S. Government
 agencies and corporations....  $  27,277  $     213  $     (40)  $  27,450
States of the U.S. and
 political subdivisions.......     48,806        223       (291)     48,738
Mortgage-backed securities of
 U.S. Government agencies.....    106,438        460       (424)    106,474
Other debt securities.........      1,316          6         (6)      1,316
                                ---------  ---------  ---------   ---------
                                $ 183,837  $     902  $    (761)  $ 183,978
                                =========  =========  =========   =========

  In December of 1995, the Corporation transferred $97.5 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No.
115. At the time of transfer, the market value of the securities totaled $97.8 million, and the unrealized gain, net of taxes, of $118,000 was recorded as an increase to stockholders' equity.

  At December 31, 1997 and 1996, respectively, securities with a carrying value of $149.0 million and $137.0 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $136.5 million and $68.8 million at December 31, 1997 and 1996, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1997, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1997, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                  HELD TO MATURITY      AVAILABLE FOR SALE
                                --------------------   --------------------
                                AMORTIZED    FAIR      AMORTIZED    FAIR
December 31, 1997                 COST       VALUE        COST      VALUE
                                ---------  ---------   ---------  ---------
Due in one year or less.......  $  15,578  $  15,587   $  79,956  $  79,997
Due from one to five years....     46,886     47,056     189,563    190,136
Due from five to ten years....      9,770      9,987      27,152     27,251
Due after ten years...........        833        860       2,921      2,990
                                ---------  ---------   ---------  ---------
                                   73,067     73,490     299,592    300,374
Mortgage-backed securities of
 U.S. Government Agencies.....     60,342     60,226     117,711    118,038
Equity securities.............                            18,300     25,299
                                ---------  ---------   ---------  ---------
                                $ 133,409  $ 133,716   $ 435,603  $ 443,711
                                =========  =========   =========  =========

  Maturities may differ from contractual terms because borrowers may have the
right to call or prepay obligations with or without penalties.   Periodic
payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $39.7 million, $43.2 million and $10.0 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                          1997     1996     1995
                                         ------   ------   ------
Gross gains....................          $1,365   $  885   $  535
Gross losses...................             113       97       53
                                         ------   ------   ------
                                         $1,252   $  788   $  482
                                         ======   ======   ======

LOANS

  Following is a summary of loans (in thousands):

December 31                                          1997          1996
                                                  ----------    ----------
Real estate:
 Residential.............................         $  896,606    $  747,522
 Commercial..............................            488,354       451,590
 Construction............................             65,260        44,440
Installment loans to individuals.........            288,043       402,394
Commercial, financial and agricultural...            244,864       202,148
Lease financing..........................             59,852        21,538
Unearned income..........................            (20,532)      (24,096)
                                                  ----------    ----------
                                                  $2,022,447    $1,845,536
                                                  ==========    ==========

  The loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1997. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

         Total loans at December 31, 1996      $  30,940
         New loans.......................         40,232
         Repayments......................        (41,255)
         Other...........................          2,641
                                               ---------
         Total loans at December 31, 1997      $  32,558
                                               =========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                    1997      1996
                                             -------   -------
Non-accrual loans.........................   $ 8,250   $ 9,972
Restructured loans........................     1,345     2,709
                                             -------   -------
  TOTAL NON-PERFORMING LOANS..............     9,595    12,681
Other real estate owned...................     4,027     7,282
                                             -------   -------
  TOTAL NON-PERFORMING ASSETS.............   $13,622   $19,963
                                             =======   =======

  For the years ended December 31, 1997, 1996 and 1995, income recognized on non-accrual and restructured loans was $477,000, $792,000 and $685,000, respectively. Income that would have been recognized during 1997, 1996 and 1995 on such loans if they were in accordance with their original terms was $1.0 million, $1.4 million and $1.3 million, respectively. Loans past due 90 days or more were $3.2 million, $3.0 million and $3.9 million at December 31, 1997, 1996 and 1995, respectively.

  Following is a summary of information pertaining to loans considered to be impaired under FAS 114 (in thousands):

At of For the Year Ended December 31                 1997       1996
                                                   -------    -------
Impaired loans with an allocated allowance....     $ 1,226    $ 5,063
Impaired loans without an allocated allowance.                  5,298
                                                   -------    -------
   Total impaired loans.......................     $ 1,226    $10,361
                                                   =======    =======
Allocated allowance on impaired loans.........         442      1,529
                                                   =======    =======
Portion of impaired loans on non-accrual......         860      4,818
                                                   =======    =======
Average impaired loans........................       5,674     13,121
                                                   =======    =======
Income recognized on impaired loans...........          95        802
                                                   =======    =======

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                     1997       1996       1995
                                         --------   --------   --------
Balance at beginning of year.........    $ 29,387   $ 25,650   $ 23,700

Reduction due to the sale
 of a subsidiary and loans...........      (3,828)
Addition due to acquisitions.........       1,167

Charge-offs..........................      (9,915)    (7,825)    (7,283)
Recoveries...........................       1,252      1,621      1,952
                                         --------   --------   --------
    NET CHARGE-OFFS..................      (8,663)    (6,204)    (5,331)
Provision for loan losses............      11,003      9,941      7,281
                                         --------   --------   --------
Balance at end of year...............    $ 29,066   $ 29,387   $ 25,650
                                         ========   ========   ========

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                 1997       1996
                                          --------   --------
Land..................................    $ 13,033   $ 10,774
Premises..............................      59,058     45,794
Equipment.............................      39,526     33,644
                                          --------   --------
                                           111,617     90,212
Accumulated depreciation..............     (43,711)   (38,772)
                                          --------   --------
                                          $ 67,906   $ 51,440
                                          ========   ========

  Depreciation expense was $6.1 million for 1997, $5.7 million for 1996 and $4.9 million for 1995.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $3.6 million for 1997, $2.7 million for 1996 and $2.7 million for 1995. Total minimum rental commitments under such leases were $26.2 million at December 31, 1997. Following is a summary of future minimum lease payments for years following December 31, 1997 (in thousands):

            1998 . . . . . . . . . . . . . . . $ 1,937
            1999 . . . . . . . . . . . . . . .   1,354
            2000 . . . . . . . . . . . . . . .     996
            2001 . . . . . . . . . . . . . . .     906
            2002 . . . . . . . . . . . . . . .     824
            Later years. . . . . . . . . . . .  20,177


DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                                  1997         1996
                                          ----------   ----------
Non-interest bearing...................   $  281,759   $  251,288
Savings and NOW........................    1,026,435      925,511
Certificates of deposit and
  other time deposits..................    1,058,633      977,042
                                          ----------   ----------
                                          $2,366,827   $2,153,841
                                          ==========   ==========

  Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 1997 (in thousands):

            1998 . . . . . . . . . . . . . . . $701,374
            1999 . . . . . . . . . . . . . . .  230,669
            2000 . . . . . . . . . . . . . . .   77,592
            2001 . . . . . . . . . . . . . . .   29,593
            2002 . . . . . . . . . . . . . . .   19,089
            Later years. . . . . . . . . . . .      316

  Time deposits of $100,000 or more were $206.6 million and $182.0 million at December 31, 1997 and 1996, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1997 (in thousands):

                               CERTIFICATES     OTHER TIME
December 31, 1997               OF DEPOSIT       DEPOSITS         TOTAL
                               ------------     ----------     -----------
Three months or less..........   $ 65,425         $ 4,410        $ 69,835
Three to six months...........     32,411           3,167          35,578
Six to twelve months..........     38,650           3,489          42,139
Over twelve months............     41,271          17,791          59,062
                                 --------         -------        --------
                                 $177,757         $28,857        $206,614
                                 ========         =======        ========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                          1997       1996
                                                   --------   --------
Securities sold under repurchase agreements....    $ 55,702   $ 38,367
Federal funds purchased........................      16,862     21,052
Other short-term borrowings....................       4,257      1,506
Subordinated notes.............................      46,931     55,201
                                                   --------   --------
                                                   $123,752   $116,126
                                                   ========   ========

  Credit facilities amounting to $35.0 million at December 31, 1997 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $32.0 million at December 31, 1997.

  In addition, certain subsidiaries have lines of credit with the Federal
Home Loan Bank, which if used would require collateralization. These lines totaled $120.8 million, of which no amounts were used as of December 31, 1997.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                         1997         1996
                                                  --------     --------
Real estate mortgages payable.................                 $    147
Federal Home Loan Bank advances...............    $ 28,386       24,042
Subordinated notes............................      43,860       33,990
                                                  --------     --------
                                                  $ 72,246     $ 58,179
                                                  ========     ========

  The Federal Home Loan Bank advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts annually from 1998 through 2002. Interest rates paid on these advances range from 5.66% to 6.32% in 1997 and 5.10% to 5.38% in 1996.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007. At December 31, 1997, $33.8 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The issuer may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.58% at December 31, 1997 and 7.69% at December 31, 1996.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1997 are as follows (in thousands):

             1998............................   $22,239
             1999............................    19,487
             2000............................     2,727
             2001............................     6,159
             2002............................    17,185
             Later years.....................     4,449

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                      1997       1996
                                               --------   --------
Commitments to extend credit................   $355,761   $293,234
Standby letters of credit...................     19,755     16,116

  At December 31, 1997, funding of approximately 80% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985 for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 5.7 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1997, 2,270 shares of Series A Preferred were converted to 1,903 shares of common stock. At December 31, 1997, 15,182 shares of common stock were reserved by the Corporation for the conversion of the remaining 21,318 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.08 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1997, 62,761 shares of Series B Preferred were converted to 131,197 shares of common stock. At December 31, 1997, 571,641 shares of common stock were reserved by the Corporation for the conversion of the remaining 266,182 outstanding shares.

STOCK INCENTIVE PLANS

  The Corporation has available up to 959,660 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1997, 3,811 shares out of a total of 54,740 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1997 was $21.55.

  The Corporation has available up to 2,192,813 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands, except per share data):

Year Ended December 31                           1997       1996      1995
                                               -------    -------   -------
Pro forma net income before extraordinary
  items.....................................   $26,008    $21,290   $22,743
Extraordinary items, net of tax.............     8,809
                                               -------    -------   -------
Pro forma net income........................   $34,817    $21,290   $22,743
                                               =======    =======   =======

Pro forma earnings per share:
  Basic:
    Before extraordinary items..............     $1.56      $1.27     $1.36
    Extraordinary items, net of tax.........       .54
                                                 -----      -----     -----
    Net income..............................     $2.10      $1.27     $1.36
                                                 =====      =====     =====

  Diluted:
    Before extraordinary items..............     $1.49      $1.23     $1.32
    Extraordinary items, net of tax.........       .50
                                                 -----      -----     -----
    Net income..............................     $1.99      $1.23     $1.32
                                                 =====      =====     =====

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The following input assumptions were utilized:

                                                 1997      1996      1995
                                              --------  --------  --------
Risk-free interest rate......................    6.53%     5.63%     7.65%
Dividend yield...............................    1.66%     3.00%     3.00%
Volatility factor of the expected market
  price of the Corporation's common stock....     .22%      .19%      .19%
Weighted average expected life of the
  options (years)............................    5.00      5.00      5.00

  Activity in the Option Plan during the past three years was as follows:

                                              WEIGHTED
                                               AVERAGE
                                              PRICE PER
                                       1997     SHARE      1996      1995
                                    ---------  ------   --------   -------
Outstanding, beginning of year...     993,819  $12.25    806,127   700,074
  Granted during the year........     147,971   23.24    206,607   136,826
  Exercised during the year......     (61,179)   8.99    (12,315)  (15,240)
  Forfeited during the year......     (48,658)  16.73    (6,600)   (15,533)
                                    ---------           -------    -------
Ending balance...................   1,031,953   13.17   993,819    806,127
                                    =========           =======    =======

  At December 31, 1997, options for 538,890 of common stock were exercisable at prices ranging from $5.71 to $21.54 per share. The weighted average remaining contractual life of outstanding options was 6 years at December 31, 1997.

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.24 or $10.39 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 152,856 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries have defined benefit retirement plans covering substantially all of their employees. The expense associated with these plans was $1.6 million in 1997, $1.6 million in 1996 and $1.3 million in 1995.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

  Following is the estimated funded status (in thousands):


December 31                               1997                            1996
                             ------------------------------  ----------------------------
                               PLANS WHOSE    PLANS WHOSE    PLANS WHOSE    PLANS WHOSE
                              ASSETS EXCEED   ACCUMULATED   ASSETS EXCEED   ACCUMULATED
                               ACCUMULATED      BENEFITS      ACCUMULATED     BENEFITS
                                 BENEFITS     EXCEED ASSETS    BENEFITS     EXCEED ASSETS
                             ------------------------------  ----------------------------
Actuarial present value of:
  Vested benefit obligation...... $ 16,232       $  2,910       $ 13,841        $ 2,770
                                  ========       ========       ========        =======
  Accumulated benefit
  obligation..................... $ 16,672       $  4,112       $ 14,150        $ 3,635
                                  ========       ========       ========        =======
  Projected benefit obligation
   for services rendered
   to date....................... $(20,625)      $ (4,776)      $(17,472)       $(4,160)
Plan assets at fair value,
 primarily U.S. Government
 securities and common stocks....   25,229                        20,238
                                  --------       --------       --------        -------
Plan assets in excess of
 or (less than) projected
 benefit obligation..............    4,604         (4,776)         2,766         (4,160)
Unrecognized net (gain) loss.....   (3,274)           (50)        (1,832)           (63)
Unrecognized net obligation......       47                            52
Unrecognized prior service cost..      129          1,642            146          1,911
                                  --------       --------       --------        -------
Prepaid (accrued) pension costs.. $  1,506       $ (3,184)      $  1,132        $(2,312)
                                  ========       ========       ========        =======

  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                1997      1996      1995
                                                     -------   -------   ------
Service costs - benefits earned during the period..  $ 1,196   $ 1,244   $  854
Interest cost on projected benefit obligation......    1,726     1,525    1,375
Actual return on plan assets.......................   (4,614)   (2,026)  (3,014)
Net amortization...................................    3,304       894    2,115
                                                     -------   -------   ------
Net pension expense                                  $ 1,612   $ 1,637   $1,330
                                                     =======   =======   ======

Assumptions as of December 31                          1997     1996      1995
                                                      -------  -------   ------
Weighted average discount rate.................         7.0%     7.5%     7.0%
Rates of increase in compensation levels.......         4.0%     4.0%     4.0%
Expected long-term rate of return on assets....         8.0%     8.0%     8.0%


  At December 31, 1997 and 1996, respectively, plan assets include $1.6 million and $965,000 the Corporation's common stock. At December 31, 1996, plan assets also include $193,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $496,000 in 1997, $473,000 in 1996 and $444,000 in 1995.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $468,000 in 1997, $384,000 in 1996 and $298,000 in 1995 related to the
Salary Savings ESOP Plan.

POSTRETIREMENT PLANS

  In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                                     1997     1996
                                                         --------  -------
Accumulated postretirement benefit obligation:
  Current retirees...................................    $    77   $    79
  Fully eligible actives.............................         28        49
  Other actives......................................        674       688
                                                         -------   -------
Total Accumulated Postretirement
  Benefit Obligation.................................        779       816
Unrecognized net transition obligation...............       (563)     (612)
Unrecognized net gain................................        311       233
Unrecognized prior service cost......................         (7)       (7)
                                                         -------   -------
Accrued postretirement benefit liability.............    $   520   $   430
                                                         =======   =======

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                            1997      1996      1995
                                                -------   -------   -------

Service cost..................................  $    60   $    66   $    60
Interest cost.................................       56        54        68
Amortization of transition obligation.........       25        30        38
                                                -------   -------   -------
Net periodic postretirement benefit cost......  $   141   $   150   $   166
                                                =======   =======   =======

  A 6.0% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1998, gradually decreasing to 5.25% by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $73,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1997 by $14,000. A discount rate of 7.0% was used to determine the accumulated postretirement benefit obligation.

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held be chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $3.2 million, or $.19 per share. The legislation also included provisions that resulted in a reduction in annual deposit insurance costs.

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                        1997      1996      1995
                                             -------   -------   -------
Current income taxes:
  Federal taxes............................  $13,310   $12,218   $11,403
  State taxes..............................      316       409       550
                                             -------   -------   -------
                                              13,626    12,627    11,953
Deferred income taxes:
  Federal taxes............................   (1,383)   (1,829)     (681)
                                             -------   -------   -------
                                             $12,243   $10,798   $11,272
                                             =======   =======   =======

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                         1997        1996
                                                  -------     -------
Deferred tax assets:
  Allowance for loan losses..................     $10,080     $ 9,063
  Deferred compensation......................       1,522         936
  Deferred benefits..........................         913         634
  Loan fees..................................         716         247
  Other......................................         471       1,112
                                                  -------     -------
    TOTAL GROSS DEFERRED TAX ASSETS..........      13,702      11,992
                                                  -------     -------
Deferred tax liabilities:
  Depreciation...............................        (124)       (772)
  Unrealized gains on securities
   available for sale........................      (2,845)     (2,126)
  Leasing....................................      (4,997)     (1,915)
  Other......................................      (1,347)       (812)
                                                  -------     -------
    TOTAL GROSS DEFERRED TAX LIABILITIES.....      (9,313)     (5,625)
                                                  -------     -------
    NET DEFERRED TAX ASSETS..................     $ 4,389     $ 6,367
                                                  =======     =======

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                              1997    1996    1995
                                                   ------  ------  ------
Federal statutory tax.............................   35.0%   35.0%   35.0%
Effect of nontaxable interest and
  dividend income.................................   (3.6)   (4.2)   (4.0)
State taxes.......................................     .5      .6     1.0
Goodwill..........................................     .3      .3      .4
Merger related costs..............................     .6     2.2
Other items.......................................   (1.1)    (.5)     .6
                                                   ------  ------  ------
Actual effective taxes............................   31.7%   33.4%   33.0%
                                                   ======  ======  ======

EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                       1997        1996       1995
                                           -------     -------     -------
BASIC
Income before extraordinary items.....     $26,339     $21,488     $22,813
Less:  Preferred stock
 dividends declared...................        (588)       (766)       (849)
                                           -------     -------     -------
Income before extraordinary items
  applicable to common stock..........      25,751      20,722      21,964
Extraordinary items, net of tax.......       8,809
                                           -------     -------     -------
Net income applicable to basic earnings
  per share...........................     $34,560     $20,722     $21,964
                                           =======     =======     =======

Average common shares outstanding.....  16,288,051  16,217,355  16,090,943
                                        ==========  ==========  ==========

Income before extraordinary items.....       $1.58       $1.28       $1.36
Extraordinary items, net of tax.......         .54
                                             -----       -----       -----
Earnings per share....................       $2.12       $1.28       $1.36
                                             =====       =====       =====
DILUTED
Income before extraordinary items.....     $26,339     $21,488     $22,813
Extraordinary items, net of tax.......       8,809
                                           -------     -------     -------
Net income applicable to diluted
 earnings per share...................     $35,148     $21,488     $22,813
                                           =======     =======     =======

Average common shares outstanding.....  16,288,051  16,217,355  16,090,943
Convertible preferred stock...........     662,685     947,220   1,054,654

Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price.......    523,027     173,375      93,746
                                        ----------  ----------  ----------
                                        17,473,763  17,337,950  17,239,343
                                        ==========  ==========  ==========

Income before extraordinary items......      $1.51       $1.24       $1.32
Extraordinary items, net of tax........        .50
                                             -----       -----       -----
Earnings per share.....................      $2.01       $1.24       $1.32
                                             =====       =====       =====

CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                    1997       1996       1995
                                        -------     -------    -------
Cash paid during year for:
  Interest...........................   $87,880     $81,970    $77,593
  Income taxes.......................    10,585      10,549     11,716

Non-cash Investing and
  Financing Activities:
    Acquisition of real estate in
      settlement of loans............    $3,063      $6,635    $ 3,407
    Loans granted in the sale
     of other real estate............     1,332         319        321
    Transfers and reclassifications
     of investment securities to
     securities available for sale...                           97,483

REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of September 30, 1997, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  Following are the capital ratios as of December 31, 1997 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania and First National Bank of Naples (dollars in thousands):

                                                                      TO BE WELL
                                                                   CAPITALIZED UNDER
                                                  FOR CAPITAL      PROMPT CORRECTIVE
                                      ACTUAL    ADEQUACY PURPOSES  ACTION PROVISIONS
                                --------------  -----------------  -----------------
                                 AMOUNT  RATIO    AMOUNT  RATIO     AMOUNT   RATIO
                                -------- -----   -------- -----    -------- ------
F.N.B. CORPORATION:
  Total Capital...............  $268,180  14.0%   $153,701  8.0%   $192,126  10.0%
    (to risk-weighted assets)
  Tier 1 Capital..............   234,086  12.2      76,850  4.0     115,275   6.0
    (to risk-weighted assets)
  Tier 1 Capital..............   234,086   8.5     109,856  4.0     137,320   5.0
    (to average assets)

FIRST NATIONAL BANK OF
  PENNSYLVANIA:
  Total Capital...............  $ 88,384  11.5%   $ 61,709  8.0%   $ 77,136  10.0%
    (to risk-weighted assets)
  Tier 1 Capital..............    78,714  10.2      30,854  4.0      46,282   6.0
    (to risk-weighted assets)
  Tier 1 Capital..............    78,714   7.1      44,089  4.0      55,111   5.0
    (to average assets)

FIRST NATIONAL BANK OF NAPLES:
  Total Capital...............  $ 46,770  11.7%   $ 31,886  8.0%   $ 39,858  10.0%
    (to risk-weighted assets)
  Tier 1 Capital..............    42,208  10.6      15,943  4.0      23,915   6.0
    (to risk-weighted assets)
  Tier 1 Capital..............    42,208   8.3      20,372  4.0      25,465   5.0
    (to average assets)


  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $12.6 million at December 31, 1997 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1997, the subsidiaries had $37.6 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $41.5 million at December 31, 1997.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the supplemental consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):
December 31                                              1997       1996
                                                       --------   --------
ASSETS
Cash...........................................        $      6   $     19
Short-term investments.........................           2,095      4,457
Advances to subsidiaries.......................          12,122     81,099
Other assets...................................           5,414      5,162
Securities available for sale..................                      7,191
Investment in bank subsidiaries................         218,187    195,721
Investment in non-bank subsidiaries ...........         110,940     14,715
                                                       --------   --------
                                                       $348,764   $308,364
                                                       ========   ========
LIABILITIES
Other liabilities..............................        $  6,555   $  4,215
Short-term borrowings..........................          49,931     55,201
Long-term debt.................................          43,860     33,990
                                                       --------   --------
  TOTAL LIABILITIES............................         100,346     93,406
                                                       --------   --------
STOCKHOLDERS' EQUITY...........................         248,418    214,958
                                                       --------   --------
  TOTAL........................................        $348,764   $308,364
                                                       ========   ========

  Subordinated notes, included within short-term borrowings and long-term debt are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1997, $80.7 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The Corporation has the right to require the holder to give 30 days prior written notice. The weighted average interest rate was 6.33% at December 31, 1997 and 6.25% at December 31, 1996. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007.

  Following is a summary of the combined aggregate scheduled annual maturities of subordinated notes for each year following December 31, 1997 (in thousands):

               1998.....................   $56,100
               1999.....................    14,171
               2000.....................     2,727
               2001.....................     1,159
               2002.....................    12,185
               Later years..............     4,449

INCOME STATEMENT (IN THOUSANDS)
Year Ended December 31                           1997     1996      1995
                                               -------   -------   -------
INCOME
Dividend income from subsidiaries:
  Bank......................................   $31,373   $11,778   $ 8,942
  Non-bank..................................     4,660     2,501     3,706
                                               -------   -------   -------
                                                36,033    14,279    12,648
Gain on sale of securities..................     1,296       850       512
Interest income.............................     5,423     5,394     4,924
Income from equity investment...............       621
Other income................................        95       254       206
                                               -------   -------   -------
  TOTAL INCOME..............................    43,468    20,777    18,290
                                               -------   -------   -------
EXPENSES
Interest expense............................     6,280     5,920     5,972
Service fees................................       970       617       609
Other expenses..............................     3,248     2,076     1,297
                                               -------   -------   -------
  TOTAL EXPENSES............................    10,498     8,613     7,878
                                               -------   -------   -------
INCOME BEFORE TAXES AND
  EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARIES...........................    32,970    12,164    10,412
Income tax benefit..........................     1,156       618       700
                                               -------   -------   -------
                                                34,126    12,782    11,112
                                               -------   -------   -------
Equity in undistributed income
  of subsidiaries:
    Bank....................................    (2,087)    7,673    10,702
    Non-bank................................    (2,118)    1,033       999
                                               -------   -------   -------
                                                (4,205)    8,706    11,701
                                               -------   -------   -------

INCOME BEFORE EXTRAORDINARY ITEM............    29,921    21,488    22,813
Gain on sale of subsidiary, net of tax......     5,227
                                               -------   -------   -------
NET INCOME..................................   $35,148   $21,488   $22,813
                                               =======   =======   =======

STATEMENT OF CASH FLOWS (IN THOUSANDS)
Year Ended December 31                         1997       1996       1995
                                            --------   --------   --------
OPERATING ACTIVITIES
Net income................................. $ 35,148   $ 21,488   $ 22,813
Adjustments to reconcile net income to net
 cash provided by operating activities:
    Gain on sale of securities.............   (1,296)      (850)      (512)
    Undistributed earnings of
     subsidiaries..........................    4,205     (8,706)   (11,701)
    Extraordinary gain on sale
     of subsidiaries.......................   (5,227)
    Other, net.............................     (383)    (2,030)      (882)
                                             -------   --------    -------
     Net cash flows from operating
       activities..........................   32,447      9,902      9,718

INVESTING ACTIVITIES
Purchase of securities.....................  (1,704)       (235)      (383)
Proceeds from sale of securities...........   1,828       1,244        922
Advances from (to) subsidiaries............  (2,735)     (4,250)    (6,107)
Cash paid upon acquisition of
  subsidiaries............................. (13,586)
Investment in subsidiaries................. (11,700)        356        737
                                           --------    --------    -------
    Net cash flows from
     investing activities.................. (27,897)    (2,885)     (4,831)

FINANCING ACTIVITIES
Net increase in due to
 non-bank subsidiary.......................   2,950
Net decrease in short-term borrowings......  (5,270)     4,839      (1,723)
Decrease in long-term debt.................  (6,680)   (12,303)     (5,334)
Increase in long-term debt.................  16,550      8,899       6,274
Net acquisition of treasury stock..........  (2,535)    (1,560)        242
Cash dividends paid........................  (9,578)    (6,889)     (4,343)
                                           --------   --------     -------
    Net cash flows from financing
     activities............................  (4,563)    (7,014)     (4,884)
                                           --------   --------     -------
NET INCREASE IN CASH.......................     (13)         3           3
Cash at beginning of year..................      19         16          13
                                           --------   --------     -------
CASH AT END OF YEAR........................$      6   $     19     $    16
                                           ========   ========     =======
CASH PAID
Interest.................................. $  6,181   $  6,251     $ 5,009

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each financial instrument:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                        1997                 1996
                                --------------------- ---------------------
                                 CARRYING    FAIR      CARRYING    FAIR
                                  AMOUNT     VALUE      AMOUNT     VALUE
                                ---------- ---------- ---------- ----------
FINANCIAL ASSETS
Cash and short-term investments $  134,279 $  134,279 $  129,944 $  129,944
Securities available for sale..    443,711    443,711    334,208    334,208
Securities held to maturity....    133,409    133,716    185,222    184,343
Net loans, including loans
 held for sale.................  1,999,917  2,010,545  1,827,012  1,853,191

FINANCIAL LIABILITIES
Deposits....................... $2,366,827 $2,371,889 $2,153,841 $2,160,322
Short-term borrowings..........    123,752    123,752    116,126    116,126
Long-term debt.................     72,246     73,837     58,179     58,901

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT PER
SHARE DATA)

The mergers between F.N.B. Corporation and Southwest Banks, Inc., West Coast Bancorp, Inc., West Coast Bank and Seminole Bank were completed on January 21, 1997, April 18, 1997, January 20, 1998 and May 29, 1998,
respectively, and accounted for as poolings-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.


YEAR ENDED DECEMBER 31          1997        1996        1995        1994        1993
                            ----------  ----------  ----------  ----------  ----------
Total interest income...... $  208,828  $  195,650  $  183,938  $  158,690  $  152,644
Total interest expense.....     90,014      82,588      79,578      63,485      66,331
Net interest income........    118,814     113,062     104,360      95,205      86,313
Provision for loan losses..     11,003       9,941       7,281       9,319      10,092
Total non-interest income..     24,598      21,691      20,406      18,434      20,140
Total non-interest expenses     93,827      92,526      83,400      79,149      74,967
Net income before
 extraordinary items.......     26,339      21,488      22,813      16,726      13,757
Extraordinary items, net of
 tax.......................      8,809
Net income.................     35,148      21,488      22,813      16,726      13,757
Recurring net income *.....     30,904      25,631      22,813      16,726      13,757

AT YEAR-END
Total assets............... $2,850,530  $2,579,478  $2,398,195  $2,225,548  $2,117,321
Net loans..................  1,993,381   1,816,149   1,632,878   1,536,382   1,299,270
Deposits...................  2,366,827   2,153,841   2,039,060   1,871,261   1,834,029
Long-term debt.............     72,246      58,179      50,784      56,614      32,528
Preferred stock............      2,875       3,525       4,516       4,563       4,582
Total stockholders' equity.    248,418     214,958     202,117     178,833     152,948

PER COMMON SHARE
Earnings
  Basic....................     $ 2.12      $ 1.28      $ 1.36      $ 1.01       $ .90
  Diluted..................       2.01        1.24        1.32        1.00         .89
Recurring earnings *
  Basic....................       1.86        1.53        1.36        1.01         .90
  Diluted..................       1.77        1.48        1.32        1.00         .89
Cash dividends.............        .60         .57         .31         .23         .22
Book value.................      14.32       13.42       11.99       10.58        9.77

RATIOS
Return on average assets...       1.33%        .87%        .99%        .77%        .67%
Return on average assets,
 based on recurring net
 income *..................       1.17        1.04         .99         .77         .67
Return on average equity...      15.51       10.23       11.95        9.80        9.40
Return on average equity,
 based on recurring net
 income *..................      13.63       12.20       11.95        9.80        9.40
Dividend payout ratio......      26.01       29.55       15.86       16.15       19.04
Average equity to
 average assets............       8.58        8.52        8.27        7.88        7.12


* Recurring net income excludes extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997 and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.1 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL QUARTERLY EARNINGS SUMMARY (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The mergers between F.N.B. Corporation and Southwest Banks, Inc., West Coast Bancorp, Inc., West Coast Bank and Seminole Bank were completed on January 21, 1997, April 18, 1997, January 20, 1998 and May 29, 1998,
respectively, and accounted for as poolings-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.


QUARTER ENDED 1997                MAR. 31    JUNE 30    SEPT 30    DEC. 31
                                  -------    -------    -------    -------
Total interest income..........   $51,070    $52,307    $51,500    $53,951
Total interest expense.........    21,603     22,221     22,297     23,893
Net interest income............    29,467     30,086     29,203     30,058
Provision for loan losses......     2,342      3,580      2,464      2,617
Total non-interest income......     6,234      5,436      6,405      6,523
Total non-interest expenses....    22,509     27,035     20,726     23,557
Net income before
 extraordinary items...........     7,292      3,383      8,534      7,130
Extraordinary items,
 net of tax....................                5,227                 3,582
Net income.....................     7,292      8,610      8,534     10,712
Recurring net income *.........     7,292      7,645      8,534      7,433

PER COMMON SHARE
Earnings
  Basic........................      $.45       $.52       $.52       $.63
  Diluted......................       .42        .50        .49        .60
Recurring earnings *
  Basic........................       .45        .46        .52        .43
  Diluted......................       .42        .44        .49        .42
Cash dividends.................       .15        .15        .15        .15


QUARTER ENDED 1996                MAR. 31    JUNE 30    SEPT 30    DEC. 31
                                  -------    -------    -------    -------
Total interest income.........    $48,150    $48,507    $48,821    $50,172
Total interest expense........     20,586     20,206     20,546     21,250
Net interest income...........     27,564     28,301     28,275     28,922
Provision for loan losses.....      1,765      1,992      1,903      4,281
Total non-interest income.....      5,447      5,332      5,729      5,183
Total non-interest expenses...     21,711     21,800     25,069     23,946
Net income....................      6,520      6,655      4,857      3,456
Recurring net income **.......      6,520      6,655      7,060      5,396

PER COMMON SHARE
Earnings
  Basic.......................       $.39       $.40       $.29       $.20
  Diluted.....................        .38        .39        .28        .19
Recurring earnings **
  Basic.......................        .39        .40        .42        .32
  Diluted.....................        .38        .39        .41        .30
Cash dividends................        .14        .14        .14        .15


 * Non-recurring items include merger related costs and other non-recurring costs of approximately $4.2 million recognized during the second quarter and merger related costs of approximately $357,000 recognized during the fourth quarter, each on an after-tax basis.

** Non-recurring items include a one-time third quarter assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $2.1 million recognized during the fourth quarter, each on an after-tax basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of Seminole Bank (Seminole) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Supplemental Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Seminole was consummated on May 29, 1998, and has been accounted for on a pooling-of-interests basis. The Corporation issued 855,450 shares of common stock in exchange for all of the outstanding common stock of Seminole. This financial review is presented as if the merger had been consummated for all periods presented.

RESULTS OF OPERATIONS

  Net income increased 63.6% to $35.1 million in 1997 from $21.5 million in 1996. Basic earnings per share was $2.12 and $1.28 for 1997 and 1996, while diluted earnings per share were $2.01 and $1.24, respectively, for those same periods. The results for 1997 include $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. The results for 1996 include a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $2.1 million and merger related costs of $2.1 million, both net of tax. Excluding these items, net income would have been $30.9 million in 1997 versus $25.6 million in 1996 and basic and diluted earnings per share would have been $1.86 and $1.77 in 1997 and $1.53 and $1.48 in 1996, respectively. Net interest income increased by 5.1% as net average interest earning assets increased by $26.7 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.33% for 1997 compared to .87% for 1996, while the Corporation's return on average equity was 15.51% for 1997 compared to 10.23% for 1996. Excluding the extraordinary and non-recurring items, the Corporation had a return on average assets of 1.17% and 1.04% for 1997 and 1996, respectively, and a return on average equity of 13.63% and 12.20% for those same periods.

NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):


Year Ended December 31,             1997                         1996                      1995
                         -------------------------- --------------------------  -------------------------
                         AVERAGE             YIELD/ AVERAGE             YIELD/  AVERAGE            YIELD/
                         BALANCE    INTEREST  RATE  BALANCE    INTEREST  RATE   BALANCE   INTEREST  RATE
                         -------    --------  ----  -------    --------  ----   -------   --------  ----
ASSETS
Interest earning assets:
Interest bearing
 deposits with banks... $    3,994  $    236  5.91% $    6,967  $    381  5.47% $    5,462  $    340 6.22%
Federal funds sold.....     71,027     3,763  5.30      52,460     2,712  5.17      49,478     2,871 5.80
Taxable investment
 securities (1)........    424,855    26,391  6.21     410,683    24,307  5.92     417,166    23,653 5.67
Non-taxable investment
 securities............     76,877     4,509  5.87      69,505     4,283  6.16      59,086     3,794 6.42
Loans (2)(3)...........  1,898,382   175,960  9.27   1,759,717   166,132  9.44   1,625,289   155,548 9.57
                        ----------  --------        ----------  --------        ----------  --------
 Total interest
  earning assets.......  2,475,135   210,859  8.52   2,299,332   197,815  8.60   2,156,481   186,206 8.63
                        ----------  --------        ----------  --------        ----------  --------
Cash and due from
 banks.................     79,823                       86,025                      80,934
Allowance for loan
 losses................    (29,969)                     (26,784)                    (24,904)
Premises and equipment.     57,137                       47,960                      43,339
Other assets...........     59,362                       58,540                      52,667
                        ----------                   ----------                  ----------
                        $2,641,488                   $2,465,073                  $2,308,517
                        ==========                   ==========                  ==========
LIABILITIES
Interest bearing liabilities:
Deposits:
 Interest bearing
   demand.............. $  359,253    8,791   2.45  $  353,005     6,819  1.93  $  305,203     7,317 2.40
  Savings..............    567,080   15,453   2.73     523,262    14,983  2.86     509,050    13,450 2.64
  Other time...........  1,017,011   55,749   5.48     961,641    52,487  5.46     906,447    50,085 5.53
Short-term borrowings..    131,975    6,275   4.75      89,458     3,915  4.38      96,116     5,468 5.69
Long-term debt.........     51,145    3,746   7.32      49,977     4,384  8.77      39,856     3,258 8.17
                        ---------- --------         ----------  --------        ----------  --------
 Total interest bearing
 liabilities...........  2,126,464   90,014   4.23   1,977,343    82,588  4.18   1,856,672    79,578 4.29
                        ---------- --------         ----------  --------        ----------  --------
Non-interest bearing
 demand deposits.......    252,129                     235,386                     226,513
Other liabilities......     36,229                      42,328                      34,382
                        ----------                   ---------                  ----------
                         2,414,822                   2,255,057                   2,117,567
                        ----------                  ----------                  ----------
STOCKHOLDERS' EQUITY...    226,666                     210,016                     190,950
                        ----------                  ----------                  ----------
                        $2,641,488                  $2,465,073                  $2,308,517
                        ==========                  ==========                  ==========

Excess of interest
 earning assets over
 interest bearing
 liabilities........... $  348,671                  $  321,989                  $  299,809
                        ==========                  ==========                  ==========
Net interest income....            $120,845                     $115,227                    $106,628

Net interest spread....                       4.29%                        4.42%                     4.34%
                                              =====                        =====                     =====
Net interest margin (4)                       4.88%                        5.01%                     4.94%
                                              =====                        =====                     =====


(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $120.8 million in 1997 versus $115.2 million in 1996. Net interest income consisted of interest income of $210.9 million and interest expense of $90.0 million in 1997, compared to $197.8 million and $82.6 million for each, respectively, in 1996. Net interest income as a percentage of average earning assets (commonly referred to as the margin) fell to 4.88% in 1997 compared to 5.01% in 1996.

  Interest income on loans increased 6.2% from $164.8 million in 1996 to $175.0 million in 1997. This increase is the result loan growth. Average loans increased 7.9% from 1996.

  Interest expense on deposits increased to $80.0 million in 1997. This increase was attributable to increases in savings and other time deposits.
  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):


Year Ended December 31,                1997                           1996
                            ---------------------------   ----------------------------
                            VOLUME     RATE       NET     VOLUME      RATE       NET
                            -------   -------   -------   -------   --------   -------
INTEREST INCOME
Interest bearing deposits
  with banks.............   $  (179)  $    34   $  (145)  $    73   $    (32)  $    41
Federal funds sold.......       981        70     1,051       198       (357)     (159)
Securities...............     1,268     1,042     2,310       279        864     1,143
Loans....................    12,739    (2,911)    9,828    12,664     (2,080)   10,584
                            -------   -------   -------   -------   --------   -------
                             14,809    (1,765)   13,044    13,214     (1,605)   11,609
                            -------   -------   -------   -------   --------   -------
INTEREST EXPENSE
Deposits:
  Interest bearing.......       122     1,850     1,972     1,989     (2,487)     (498)
  Savings................     1,028      (558)      470       385      1,148     1,533
  Other time.............     3,067       195     3,262     3,032       (630)    2,402
Short-term borrowings....     2,004       356     2,360      (359)    (1,194)   (1,553)
Long-term debt...........       105      (743)     (638)      873        253     1,126
                            -------   -------   -------   -------   --------   -------
                              6,326     1,100     7,426     5,920     (2,910)    3,010
                            -------   -------   -------   -------   --------   -------
NET CHANGE...............   $ 8,483   $(2,865)  $ 5,618   $ 7,294   $  1,305   $ 8,599
                            =======   =======   =======   =======   ========   =======


  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 10.7% to $11.0 million in 1997. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the allowance to all affiliates in 1997. (See "Non-Performing Loans and Allowance for Loan Losses" and "Mergers, Acquisitions and Divestitures" discussions).

NON-INTEREST INCOME

  Total non-interest income increased 13.4% from $21.7 million in 1996 to $24.6 million in 1997. This increase was attributable to increases in service charges and gains on the sale securities, as well as income from the Corporation's equity investment.

  Service charges increased 6.0% from $12.1 million in 1996 to $12.8 million in 1997. Revenue was recognized as a result of increases in the level of deposits.

  Net gains on the sale of securities increased 58.9% due to a higher level of equity security sales in 1997.

  The Corporation recognized $621,000 in income from its equity investment since June 30, 1997.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $92.5 million in 1996 to $93.8 million in 1997. The increase is primarily attributable to an increase of $5.1 million in salaries and employee benefits and an increase in merger-related expenses from $2.1 million in 1996 to $2.3 million in 1997. Additionally, the 1996 total reflects a one-time assessment of $3.2 million to recapitalize the SAIF.

  Salaries and personnel expense increased 11.5% in 1997. This increase was due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $3.2 million.

  Other non-interest expenses decreased $1.3 million to $23.6 million. Included in other non-interest expenses were $2.3 million in 1997 and $2.1 million in 1996 for expenses related to the affiliations with Southwest, WCBI and FNB Florida. The expenses were primarily legal and investment banking costs associated with the structuring and completion of mergers.

INCOME TAXES

  The Corporation recognized income tax expense of $12.2 million for 1997 compared to $10.8 million for 1996. The 1997 effective tax rate of 31.7% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Supplemental Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $96.0 million or 24.1% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $32.0 million was unused at the end of 1997. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is subject to risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and the amount of interest-bearing liabilities subject to pricing over a specified period, the amount of change in individual interest rates and the embedded options in all financial instruments. The principal objective of the Corporation's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation's Asset/Liability Committee (ALCO) is responsible for achieving this objective. The Corporation uses an asset/liability model to quantify its balance sheet strategies and their associated risks. Net interest income simulation is the principal tool utilized for these purposes. Gap analysis is employed as a secondary diagnostic measurement. The Corporation attempts to mitigate interest rate risk through asset and liability pricing and matched maturity funding.

  A gradual 300 basis point decrease in interest rates is estimated to cause a decline in net interest income of .9% or $1.1 million for 1998 as compared to net interest income if interest rates were unchanged during 1998. This low level of variation is within the Corporation's policy limits. This simulation analysis assumed that savings and checking interest rates had a low correlation to changes in market rates of interest and that asset prepayments changed as refinancing incentives evolved. Further, in the event of a change of such a magnitude in interest rates, the ALCO would likely take actions to further mitigate its exposure to the change. However, due to the greater uncertainty of other specific actions that would be taken, the analysis assumed no change in the Corporation's asset/liability composition.

  Following is the gap analysis as of December 31, 1997 (dollars in thousands):

                             WITHIN        4-12        1-5         OVER
                            3 MONTHS      MONTHS      YEARS       5 YEARS        TOTAL
                            ---------   ---------   ---------    ---------    -----------
INTEREST EARNING ASSETS
Interest bearing
  deposits with banks..     $   3,981   $     100                             $     4,081
Federal funds sold.....        30,564                                              30,564
Securities:
  Available for sale...        42,187      38,484   $  236,303   $  126,737       443,711
  Held to maturity.....         3,690      25,383       91,405       12,931       133,409
Loans, net of
  unearned income......       559,843     526,642      764,735      177,763     2,028,983
                              640,265     590,609    1,092,443      317,431     2,640,748
Other assets...........                                             209,782       209,782
                            ---------   ---------   ----------   ----------   -----------
                            $ 640,265   $ 590,609   $1,092,443   $  527,213   $ 2,850,530
                            =========   =========   ==========   ==========   ===========
INTEREST BEARING LIABILITIES
Deposits:
  Interest checking....     $ 100,225                            $  262,566   $   362,791
  Savings..............       235,426                               428,218       663,644
  Time deposits........       229,000   $ 472,371   $  356,946          316     1,058,633
Short-term borrowings..        81,092       9,784          528       32,348       123,752
Long-term debt.........        12,729      10,510       44,558        4,449        72,246
                            ---------   ---------   ----------   ----------   -----------
                              658,472     492,665      402,032      727,897     2,281,066
Other liabilities......                                             321,046       321,046
Stockholders' equity...                                             248,418       248,418
                            ---------   ---------   ----------   ----------   -----------
                            $ 658,472   $ 492,665   $  402,032   $1,297,361   $ 2,850,530
                            =========   =========   ==========   ==========   ===========

PERIOD GAP.............     $ (18,207)  $  97,944   $  690,411   $ (770,148)
                            =========   =========   ==========   ==========

CUMULATIVE GAP.........     $ (18,207)  $  79,737   $  770,148
                            =========   =========   ==========
CUMULATIVE GAP AS
  A PERCENT OF
  TOTAL ASSETS.........         (.64)%       2.80%       27.02%
                            =========   =========   ==========
RATE SENSITIVE ASSETS/
  RATE SENSITIVE
  LIABILITIES
  (CUMULATIVE).........           .97        1.07         1.50         1.16
                            =========   =========   ==========   ==========


  The preceding gap analysis is based on the amortization, maturity or repricing of the Corporation's interest-bearing assets and interest-bearing liabilities. Non-maturity deposits have been allocated to represent their lower sensitivity to changes in market interest rates than other variable-rate instruments. The cumulative gap represents the difference between these assets and liabilities over a specified time period. Based on the cumulative one year gap and assuming no change in asset/liability composition, a decrease in interest rates would be expected to result in slightly lower net interest income. This gap position is within the Corporation's policy limits.

FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (dollars in thousands):


December 31                 1997          1996        1995         1994         1993
                         ----------   ----------   ----------   ----------   ----------
Real estate:
 Residential . . . . . . $  896,606   $  747,522   $  668,303   $  608,489   $  535,459
 Commercial. . . . . . .    488,354      451,590      410,234      325,958      262,158
 Construction. . . . . .     65,260       44,440       38,366       51,514       31,716
Installment loans to
  individuals. . . . . .    288,043      402,394      389,519      375,992      283,380
Commercial, financial
  and agricultural . . .    244,864      202,148      174,698      220,561      226,238
Lease financing. . . . .     59,852       21,538        5,037
Unearned income. . . . .    (20,532)     (24,096)     (27,628)     (23,106)     (23,194)
                         ----------   ----------   ----------   ----------   ----------
                         $2,022,447   $1,845,536   $1,658,529   $1,559,408   $1,315,757
                         ==========   ==========   ==========   ==========   ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits at the end of 1997 was 85.4%, down slightly from a ratio of 85.7% at the end of 1996.

  During 1997 and 1996 the Corporation sold $23.9 million and $38.5 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In 1997, total installment loans to individuals and lease financing decreased to $347.9 million. The Corporation significantly reduced its exposure to non-prime motor vehicle loans by selling approximately $20.7 million of such loans to a third party. The sale resulted in the Corporation recognizing an after-tax loss of $249,000, after reducing the allowance for loan losses by $2.4 million.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, eastern Ohio and southwest Florida.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                  WITHIN     ONE TO      AFTER
                                 ONE YEAR  FIVE YEARS  FIVE YEARS   TOTAL
                                 --------  ----------  ---------- --------
DECEMBER 31, 1997
Commercial, financial
 and agricultural............     $126,479   $105,871   $ 12,514   $244,864
Real estate - construction...       23,261     36,007      5,992     65,260
                                  --------   --------   --------   --------
  Total......................     $149,740   $141,878   $ 18,506   $310,124
                                  ========   ========   ========   ========

  The total amount of loans due after one year includes $80.0 million with floating or adjustable rates of interest and $80.4 million with fixed rates of interest.

NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                   1997      1996      1995      1994      1993

Non-accrual loans . . . . . $ 8,250   $ 9,972   $ 9,764   $11,367   $11,141
Restructured loans. . . . .   1,345     2,709     3,629     3,707     3,790
                            -------   -------   -------   -------   -------
                            $ 9,595   $12,681   $13,393   $15,074   $14,931
                            =======   =======   =======   =======   =======
Non-performing loans as a
  percentage of total loans     .47%      .69%      .81%      .97%     1.13%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31             1997     1996      1995      1994     1993
                                 -------   ------   -------    ------  -------
Gross interest income that
  would have been recorded
  if the loans had been
  current and in accordance
  with their original terms. .   $1,041    $1,446    $1,302   $1,791   $1,827
Interest income recorded
  during the year. . . . . . .      477       792       685      696      708


  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                      1997     1996    1995    1994     1993
                               -------  ------- ------- -------  -------
Loans 90 days or more
  past due . . . . . . . . .   $3,218   $3,048  $3,872  $2,753   $3,739
Loans 90 days or more past
  due as a percentage of
  total loans. . . . . . . .      .16%     .17%    .23%    .18%     .28%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31               1997     1996    1995      1994    1993
                                   -------  -------  -------  -------  -------
Balance at beginning of year. . .  $29,387  $25,650  $23,700  $19,241  $17,324

Reduction due to the sale of a
   subsidiary and loans . . . . .   (3,828)                               (893)
Addition due to acquisitions. . .    1,167

Charge-offs:
 Real estate - mortgage. . . . .     (864)     (423)    (620)  (1,456)    (591)
 Installment loans to individuals  (6,943)   (5,959)  (5,437)  (3,834)  (3,996)
 Commercial, financial and
   agricultural. . . . . . . . .   (2,108)   (1,451)  (1,226)  (1,564)  (4,159)
                                  -------   -------  -------  -------  -------
                                   (9,915)   (7,833)  (7,283)  (6,854)  (8,746)
                                  -------   -------  -------  -------  -------
Recoveries:
 Real estate - mortgage. . . . .       86       135      189       98      173
 Installment loans to individuals     811     1,052    1,125      968      790
 Commercial, financial and
    agricultural. . . . .. . . .      355       442      638      928      501
                                  -------   -------  -------  -------  -------
                                    1,252     1,629    1,952    1,994    1,464
                                  -------   -------  -------  -------  -------

Net charge-offs. . . . . . . . .   (8,663)   (6,204)  (5,331)  (4,860)  (7,282)
Provision for loan losses. . . .   11,003     9,941    7,281    9,319   10,092
                                  -------   -------  -------  -------  -------
Balance at end of year . . . . .  $29,066   $29,387  $25,650  $23,700  $19,241
                                  =======   =======  =======  =======  =======
Net charge-offs as a percent of
  average loans, net of unearned
  income . . . . . . . . . . . .      .46%     .35%      .33%     .33%     .54%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income . . . . . .     1.44     1.59      1.55     1.52     1.46
Allowance for loan losses as a
  percent of non-performing loans  302.93   231.74    191.52   157.22   128.87

  The increase in the level of charge-offs and the provision for loan losses in 1997 and 1996 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates.

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):

                                           % OF                 % OF              % OF              % OF              % OF
                                           LOANS                LOANS             LOANS             LOANS             LOANS
                                          IN EACH              IN EACH           IN EACH           IN EACH           IN EACH
                                          CATEGORY             CATEGORY          CATEGORY          CATEGORY          CATEGORY
                                          TO TOTAL             TO TOTAL          TO TOTAL          TO TOTAL          TO TOTAL
Year Ended December 31,           1997     LOANS      1996      LOANS    1995     LOANS    1994     LOANS    1993     LOANS
                                  ----     -----      ----      -----    ----     -----    ----     -----    ----     -----
Commercial, financial
 and agricultural............   $ 5,027     36%     $ 7,183      35%   $ 6,485     35%   $ 8,582     35%   $ 7,528     37%
Real estate-construction.....       264      3          121       2         88      2        216      3        520      2
Real estate-mortgage.........     5,487     44        4,005      41      3,538     40      3,842     39      3,111     41
Installment loans to
 individuals.................     5,313     17        7,468      22      6,500     23      5,085     23      4,556     20
Unallocated portion..........    12,975              10,610              9,039             5,975             3,526
                                -------    ---      -------    ----    -------    ---    -------    ---    -------    ---
                                $29,066    100%     $29,387    100%    $25,650   100%    $23,700    100%   $19,241    100%
                                =======             =======            =======           =======           =======

INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and must be marked to market.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1997, securities available for sale increased 32.8% while securities held to maturity decreased 28.0% from December 31, 1996.

  The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 1997 (in thousands):

                                                                  Weighted
                                                                   Average
                                                       Amount       Yield
                                                      ---------   ---------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year. . . . . . . . . . . . .$  89,852      5.76%
     Maturing after one year within five years . . . .  197,306      6.25%
     Maturing after five years within ten years. . . .   28,578      6.74%

State & political subdivisions:
     Maturing within one year. . . . . . . . . . . . .    5,726      5.04%
     Maturing after one year within five years . . . .   37,887      6.28%
     Maturing after five years within ten years. . . .    7,277      6.48%
     Maturing after ten years. . . . . . . . . . . . .      823      6.31%

Other securities:
     Maturing within one year. . . . . . . . . . . . .      462      6.55%
     Maturing after one year within five years . . . .    1,461      6.10%
     Maturing after five years within ten years. . . .    1,157      6.62%
     Maturing after ten years. . . . . . . . . . . . .    3,000      6.68%

Mortgage-backed securities . . . . . . . . . . . . . .  178,403      6.32%
No stated maturity . . . . . . . . . . . . . . . . . .   25,188      4.62%
                                                      ---------     ------
          TOTAL. . . . . . . . . . . . . . . . . . . .$ 577,120      6.14%
                                                      =========     ======

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 9.9% to $2.4 billion in 1997. The majority of this increase was due to a 10.9% increase in savings and NOW accounts. Additionally, time deposits increased 8.4% to $1.1 billion.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 6.6% in 1997 to $123.8 million. The primary reasons for this increase was an increase in securities sold under repurchase agreements. Securities sold under repurchase agreements increased $17.3 million in 1997.

CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  Capital management is a continuous process. Since December 31, 1996, stockholders' equity has increased $25.6 million as a result of earnings retention. Total cash dividends declared represented 27.3% of net income for 1997 compared to 32.1% for 1996. Book value per share was $14.32 at December 31, 1997, compared to $13.42 at December 31, 1996.

1996 VERSUS 1995

  The Corporation's net income decreased 5.8% from $22.8 million in 1995 to $21.5 million in 1996. Basic earnings per share were $1.28 and $1.36 for 1996 and 1995, while diluted earnings per share were $1.24 and $1.32, respectively, for those same periods. The results for 1996 include a special one-time assessment to recapitalize the SAIF of $3.2 million and merger related costs of $2.1 million. Excluding these items, net income would have been $25.6 million, an 12.4% increase over 1995, and basic and diluted earnings per share would have been $1.53 and $1.48, respectively. The Corporation's return on average assets was .87% for 1996 compared to
 .99% for 1995, while the Corporation's return on average equity was 10.23% for 1996 compared to 11.95% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation had a return on average assets of 1.04% and a return on average equity of 12.20%.

  Net interest income, on a fully taxable equivalent basis, increased from $106.6 million in 1995 to $115.2 million in 1996. Net margin rose to 5.01% from 4.94% in 1995. Average loans increased 8.3% from 1995, contributing to the improvement in net interest income.

  The provision for loan losses was $9.9 million and represented an increase of 36.5% from 1995, when a provision of $7.3 was charged to operations. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the adequacy of the allowance across all affiliates.

  Total non-interest income increased 6.3% from $20.4 million in 1995 to $21.7 million in 1996. This increase was attributable to increases in service charges and gains on the sale of securities. Service charges increased 6.7% from $11.3 million in 1995 to $12.1 million in 1996. Revenue was recognized as a result of increases in the level of deposits. Net gains on the sale of securities increased by $306,000 due to a higher level of equity security sales in 1996.

  Total non-interest expense increased from $83.4 million in 1995 to $92.5 million in 1996. Salaries and employee benefits increased 9.4% in 1996. This increase was due to expansion in the Corporation's retail network and increases for incentive compensation, as well as normal annual salary adjustments. As a result of legislation passed in 1996, the Corporation was required to pay a one-time assessment of $3.2 million to recapitalize the SAIF. Other non-interest expenses increased $4.4 million in 1996. Included in this total was $2.1 million of merger-related expenses.

  Income tax expense was $10.8 million for 1996 compared to $11.3 million for 1995. The 1996 effective tax rate of 33% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

YEAR 2000

  The much publicized Year 2000 Issue is the result of computer programs being written using two digits rather than four to define an applicable year. Any of the Corporation's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities. In addition, the Year 2000 Issue increases transaction risk with third parties including customers, service providers and vendors.

  During 1997, the Corporation established the Customer Service Center of F.N.B., L.L.C. (Customer Service), a subsidiary of the Corporation comprised of two data processing service centers. These facilities support each of the Corporation's bank and non-bank subsidiaries. As part of its primary functions, Customer Service has been commissioned to identify and select a single mainframe and data processing system. Conversion is anticipated to occur in 1999 and will coincide with the expiration of the Corporation's current primary data processing contracts. A mandatory requirement of selection will be that the mainframe and data processing system selected is Year 2000 compliant.

  In the event that the Corporation does not convert to a single corporate wide mainframe and data processing system in 1999, the Corporation has developed a Year 2000 Bank Strategy and Project Plan (Year 2000 Plan). An integral part of the Year 2000 Plan is the review and testing of all core data systems and technology, including hardware, software, applications, mainframes, PC/desktop applications, system interdependencies and networks. It is anticipated that such testing will be completed by December 31, 1998. Based on a recent assessment, the Corporation anticipates expending approximately $220,000 for systems testing, reprogramming and other upgrades in order to remediate its current systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 Issue may have a material impact on the operations of the Corporation.

  The Corporation has initiated communications with significant bank customers, vendors and others with material relationships in an attempt to evaluate the extent of their exposure to the Year 2000 Issue. As part of this evaluation, the Corporation is actively pursuing the receipt of Year 2000 certifications from these parties. The Corporation could possibly be affected to the extent other entities not affiliated with the Corporation are unsuccessful in addressing the Year 2000 Issue.

  The costs of completing the Corporation's Year 2000 Plan and the date on which the Corporation believes it will complete all modifications are based on management's best estimates. These estimates were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Such material differences may involve a myriad of factors, including but not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant programming codes and other similar uncertainties.

                                                             EXHIBIT 99.2

                        INDEPENDENT AUDITORS' REPORT



January 22, 1997


Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida


We have audited the accompanying consolidated balance sheets of Southwest Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/HILL, BARTH & KING, INC.
NAPLES, FLORIDA

                                                            EXHIBIT 99.3
                       INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 24, 1997

                                                              EXHIBIT 99.4

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Seminole Bank
Seminole, Florida:

We have audited the balance sheets of Seminole Bank (the "Bank") at December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 9, 1998